STORE LEASE AGREEMENT



by and between



EL CORTE INGLES, S.A.,
  as "Landlord"

       and

GOTTSCHALKS INC.,
  as "Tenant"



Dated as of August 20, 1998




Carousel Mall
San Bernardino, California




TABLE OF CONTENTS
                                               Page

ARTICLE I                                        2
Section 1.1 Definitions                          2
Section 1.2 Effect of Basic Terms                5

ARTICLE II                                       6
Section 2.1 Grant and Term of Lease              6
Section 2.2 Acceptance of Premises; Quiet
              Enjoyment.                         6
Section 2.3 Surrender of Premises.               6
Section 2.4 Holding Over.                        7

ARTICLE III                                      7
Section 3.1 Lease Controls Over REA.             7
Section 3.2 Covenants Regarding REA.             7

ARTICLE IV                                       8
Section 4.2 Percentage Rent                      8
Section 4.3 Utilities Charge                    10
Section 4.4 Common Area Maintenance Costs       10
Section 4.5 Taxes                               10
Section 4.6 Late Payment Charges                11
Section 4.7 Rent Payments                       12

ARTICLE V                                       12
Section 5.1 Permitted Use                       12
Section 5.2 Signs                               12
Section 5.3 Alterations of Premises             12
Section 5.4 Use of Common Areas                 14
Section 5.5 Compliance with REA                 15
Section 5.6 Compliance with Requirements        15
Section 5.7 Liens                               15

ARTICLE VI                                      16
Section 6.1 Tenant's Obligations                16
Section 6.2 Landlord's Obligations              16

ARTICLE VII                                     17
Section 7.1 Damage or Destruction               17
Section 7.2 Condemnation                        18

ARTICLE VIII                                    19
Section 8.1 Tenant's Insurance                  19
Section 8.2 Landlord's Insurance                21
Section 8.3 Waiver of Subrogation               21
Section 8.4 Governmental and Insurance
              Requirements                      21
Section 8.5 Indemnification                     22
Section 8.6 Landlord Exculpation                22

ARTICLE IX                                      23
Section 9.1 Notice to Landlord                  23

ARTICLE X                                       23
Section 10.1 Events of Default                  23
Section 10.2 Remedies                           24
Section 10.3 Attorneys' Fees                    26
Section 10.4 Agreement to Arbitrate             26
Section 10.5 No Set-off/Counterclaims           27
Section 10.6 Right of Redemption                27
Section 10.7 No Waiver                          27
Section 10.8 Unperformed Covenants of
               Landlord May Be Performed
               By Tenant                        28

ARTICLE XI                                      28

ARTICLE XII                                     28

ARTICLE XIII                                    28
Section 13.1 Notices                            28
Section 13.2 Brokers                            29
Section 13.3 Subordination of Lease             29
Section 13.4 Unavoidable Delays                 30
Section 13.5 Estoppel Certificates              30
Section 13.6 Relationship of Parties            30
Section 13.7 Governing Law; Jurisdiction        30
Section 13.8 Interpretation                     31
Section 13.9 Captions                           31
Section 13.10 Partial Invalidity                31
Section 13.11 Waivers                           31
Section 13.12 Accord and Satisfaction           32
Section 13.13 Counterparts                      32
Section 13.14 Entire Agreement                  32
Section 13.15 Successors and Assigns            32
Section 13.16 Survival of Obligations           32
Section 13.17 Submission of Lease               32
Section 13.18 Memorandum of Lease               32
Section 13.19 Attachments                       33


EXHIBITS
EXHIBIT A  LEGAL DESCRIPTION OF SHOPPING CENTER      A-1
EXHIBIT B  SITE PLAN OF SHOPPING CENTER              B-1
EXHIBIT C  LEGAL DESCRIPTION OF PREMISES             C-1
EXHIBIT D  SCHEDULE OF REA AND RELATED AGREEMENTS    D-1
EXHIBIT E  [INTENTIONALLY OMITTED]                   E-1
EXHIBIT F  FORM OF MEMORANDUM OF LEASE               G-1
EXHIBIT G  SCHEDULE OF EXISTING MORTGAGES            H-1


STORE LEASE AGREEMENT

Carousel Mall
San Bernardino, California

THIS STORE LEASE AGREEMENT (this "Lease"), made as of this 20th day of August, 1998, by and between EL CORTE
INGLES, S.A., a Spanish corporation, having an address at Hermosilla, 112, 28009 Madrid SPAIN, Attention: Mr.
Jorge Pont ("Landlord"), and GOTTSCHALKS INC., a
Delaware corporation, having an address at 7 River Park
Place East, Fresno, California 93720, Attention:
General Counsel ("Tenant").

R E C I T A L S

A. Landlord, Tenant and Harris (defined below) are parties to that certain Asset Purchase Agreement
(defined below). Prior to the date hereof, Harris leased the Premises (defined below) from Landlord.
Pursuant to the Asset Purchase Agreement, Tenant is to purchase certain assets of Harris. The Asset Purchase
Agreement requires Landlord to terminate Harris' lease and enter into this Lease with Tenant.
B. Concurrently with execution of this Lease, Landlord has terminated Harris' lease. Landlord now desires to lease to Tenant, and Tenant desires to lease from Landlord, the Premises on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the foregoing
Recitals, the receipt and sufficiency of which is hereby acknowledged by each party as of the time of execution and delivery hereof, and in further consideration of the rents reserved and the covenants and conditions set forth herein, Landlord and Tenant agree as follows:

ARTICLE I
DEFINITIONS AND BASIC PROVISIONS

Section 1.1 Definitions. As used in this Lease, the following Terms shall have the meanings set forth below:
              "Alterations" shall have the meaning
ascribed thereto in Section 5.3.
              "Annual Report" shall have the
meaning ascribed thereto in Section 4.2(b).
              "Asset Purchase Agreement":  That
certain Asset Purchase Agreement dated as of July 21,
1998, by and among Tenant, as Buyer, Harris, as Seller, and Landlord, in its capacity as the sole shareholder of Harris, together with all other agreements and documents entered into by Landlord and Tenant in connection therewith.
              "Common Areas":  The parking areas,
sidewalks, landscaped areas, courts, malls, roofs, streets, roadways, loading platforms, service area, curbs, corridors, stairways, elevators, escalators, comfort stations, lounges and shelters and all other facilities designated as "Common Areas" under the REA.
              "Default" shall have the meaning
ascribed thereto in Section 10.1.
              "Developer" shall mean the Person
responsible for managing and maintaining the Common
Areas under the REA.
              "Floor Area" shall have the meaning
given such term in the REA.
              "Gross Sales" shall mean the gross
selling price of all merchandise or services sold in or from the Premises by Tenant, its subtenants, licensees or concessionaires, whether for cash or on credit, adjusted by excluding the following:
(i) Any exchange of merchandise between stores owned by or affiliated with Tenant where such exchange is made solely for the convenient operation of Tenant's business and not for the purpose of consummating a sale made in, at or from the Premises, or for the purpose of depriving Landlord of the benefit of a sale which would otherwise be made in or at the Premises;
(ii) Returns to shippers or manufacturers;
(iii)     Cash or credit refunds to customers on
transactions (not to exceed the actual selling price of the item returned) otherwise included in Monthly Gross
Sales, including, without limitation, (a) sums and credits received in the settlement of claims for loss of or damage to merchandise, to the extent previously reported as part of Gross Sales and (b) the price allowed on all merchandise traded in by customers for credit or the amount of credit for discounts and allowances made in lieu of acceptance thereof, but not including any amount paid or payable for what are commonly referred to as trading stamps;
(iv) Sales of fixtures, machinery, equipment or property which are not stock in trade;
(v) Amounts collected and paid by Tenant to any government for any sales, excise, luxury, gross receipts taxes or other similar taxes now or hereafter imposed upon the sales of merchandise or services;
(vi) The amount of any discount on sales to employees;
(vii) Interest, service or sales carrying charges or other charges, however denominated, paid by customers for extension of credit on sales and where not included in the merchandise sales price;
(viii)    Receipts from public telephones, stamp
machines, public toilet locks or vending machines installed solely for use by Tenant's employees; and
(ix) Gift certificates, or like vouchers, until such time as the same shall have been converted into a sale by redemption.
              "Harris" means The Harris Company, a
California corporation, a wholly-owned subsidiary of Landlord.
              "Imposition" shall have the meaning
ascribed thereto in Section 4.5.
              "Interest Rate":  The rate of
interest per annum equal to the lesser of: (i) the highest lawful rate of interest that Tenant may be charged; or (ii) the "prime rate" announced from time to time by Chase Manhattan Bank, N.A., New York, New
York, for short-term, unsecured loans to its most credit-worthy customers. In the event Chase Manhattan
Bank, N.A. shall discontinue reporting its "prime rate" or shall cease to exist, Landlord shall select a substitute bank, and the "prime rate" reported by such bank shall be used for computing interest payable hereunder.
              "Major" shall mean each of the
parties to the REA, as more particularly set forth in Exhibit D attached hereto and made a part hereof.
              "Mortgages" shall have the meaning
ascribed thereto in Section 13.3.
              "Notice" shall have the meaning
ascribed thereto in Section 13.1(a).
              "Percentage Rent" shall have the
meaning ascribed thereto in Section 4.2(a).
              "Permitted Use" shall mean any lawful
use which complies with the REA and is not prohibited for the Premises by the REA.
              "Person" means any individual,
partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
              "Premises":  That certain real
property and improvements thereon described in Exhibit
C attached hereto and made a part hereof.
              "Prohibited Use" shall mean any use
which is prohibited for the Premises by the REA.
              "REA" shall mean that certain
Declaration of Restrictions, Construction, Operation,
Restriction and Easement Agreement, and each of the other documents related thereto, as more particularly described in Exhibit D attached hereto and made a part hereof, all as the same may be amended or modified from time to time.
              "Rent":  Percentage Rent, utilities
charges, Impositions, insurance costs and all other amounts and charges payable by Tenant under any provision of this Lease.
              "Requirements" shall mean all
federal, state and local statutes, laws, ordinances, rules, regulations, authorizations and requirements relating to the Premises or the use thereof, including, without limitation, planning, zoning, subdivision, environmental, toxic and hazardous waste, health, fire safety and handicap access and all encumbrances, covenants, conditions and restrictions, violation of which encumbrances, covenants, conditions and restrictions could either create a lien or result in a termination of any agreement beneficial to the use or manner of use of the Premises or any portion thereof.
              "Shopping Center":  The land and
improvements known as "Carousel Mall", with a street address of 300 North "E" Street, in the City of San
Bernardino, County of San Bernardino, and State of
California, more particularly described in Exhibit A attached hereto and made a part hereof and depicted on the site plan attached hereto as Exhibit B and made a part hereof.
              "Taking" shall have the meaning
ascribed thereto in Section 7.2(a).
              "Tenant's Employees and Invitees"
shall have the meaning ascribed thereto in Section 5.4.
              "Term":  The period commencing on the
Term Commencement Date and expiring on January 30,
1999, as such term may be extended or shortened pursuant to the terms hereof.
              "Term Commencement Date":  August 20,
1998.
              "Unavoidable Delays" shall have the
meaning ascribed thereto in Section 13.4.
Section 1.2    Effect of Basic Terms.  Each of the
foregoing definitions and basic provisions is set forth in this Article I for convenient reference only and shall be construed in conjunction with, and limited by, references thereto in other provisions of this Lease.

ARTICLE II
GRANT AND TERM

Section 2.1    Grant and Term of Lease.
               (a)  Landlord does hereby let and
lease to Tenant the Premises, together with all right to use the Common Areas for the Term, subject to the terms and conditions set forth in this Lease.
               (b)  Landlord reserves the right to
enter the Premises at any time in case of emergency and at all other reasonable times and upon reasonable advance notice (i) to inspect the condition of the Premises; and (ii) to make repairs to the building in which the Premises are located, to the extent Landlord is required to do so, or is otherwise permitted to do so, pursuant to the terms of this Lease.

Section 2.2    Acceptance of Premises; Quiet Enjoyment.
               (a)  Acceptance of Premises.  Tenant
accepts the Premises "as-is," but subject to the express representations, warranties and covenants of Landlord set forth in the Asset Purchase Agreement and in this Lease.
               (b)  Quiet Enjoyment.  Landlord
covenants that Tenant, upon paying the Rent and performing and observing all other terms and conditions of this Lease to be performed or observed by Tenant, shall peacefully and quietly have, hold and enjoy the Premises and the appurtenances thereto throughout the Term without hindrance, ejection or molestation by Landlord or any other person or entity lawfully claiming through Landlord or claiming paramount title to Landlord, subject only to the terms of this Lease, the REA and any Mortgage or ground lease to which this Lease is subordinate.

Section 2.3 Surrender of Premises. Upon the expiration or earlier termination of the Term, Tenant shall deliver up and surrender to Landlord possession of the Premises, including all alterations, additions, improvements and fixtures, other than Tenant's trade fixtures, in good order, condition and state of repair, ordinary wear and tear excepted, and shall deliver all keys to the Premises to the office of Landlord at the Shopping Center or as otherwise directed by Landlord.
Tenant shall have fifteen (15) days after the date the Term of this Lease expires or earlier terminates to remove its personal property and trade fixtures;
provided, however, that (a) Tenant shall repair all damage to the Premises resulting from or arising out of such removal, (b) during such period Tenant shall perform and be liable for all obligations and conditions imposed on Tenant hereunder except for the payment of Rent, including, without limitation, maintenance, repair, apportionment of taxes, maintenance of insurance, compliance with Requirements and assumption of liability for the Premises. The obligations set forth in the preceding sentence shall survive the termination of this Lease. Any property of Tenant not removed from the Premises within such fifteen (15) day period shall be deemed abandoned. In addition to all other remedies available, Landlord may, but shall not be obligated to, retain or dispose of any or all such property without liability to Tenant. In the event that Landlord elects to dispose of such property, Landlord shall so notify Tenant, and Tenant shall, no later than ten (10) days after such notice, remove all such property from the Premises; provided, however, that if Tenant fails to so remove such property, then Landlord may do so, and Tenant shall pay to Landlord, on demand, all costs and expenses incurred by Landlord in disposing of such property, including, without limitation, reasonable attorneys' fees and disbursements, together with interest thereon, calculated at the Interest Rate, from the date Landlord expended such amounts.

Section 2.4 Holding Over. If not sooner terminated, this Lease shall end on the date set forth in the definition of "Term" in Section 1.1 without the necessity of notice from either Landlord or Tenant to terminate this Lease, Tenant hereby waiving notice to vacate the Premises. If Tenant, or any party claiming under Tenant, including, without limitation, subtenants, licensees or concessionaires, remains in possession of the Premises or any part thereof after the expiration or termination of this Lease, no tenancy or interest in the Premises shall result therefrom but such holding over shall, at Landlord's option, be deemed a month-to-month tenancy and, otherwise, shall be an unlawful detainer and all such parties shall be subject to immediate eviction and removal. As
Landlord's sole remedy for such holding over, Tenant shall pay to Landlord for any full or partial month
Tenant holds over in the Premises after the expiration or termination of this Lease a sum equal to one hundred fifty percent (150%) of the Percentage Rent paid or payable by Tenant under this Lease with respect to the last full month of the Lease Term.

ARTICLE III
MATTERS RELATED TO RECIPROCAL EASEMENT AGREEMENT

Section 3.1    Lease Controls Over REA.  As between
Landlord and Tenant, the terms and provisions of this Lease shall control notwithstanding any conflict with the provisions of the REA. Tenant shall be fully liable for the performance of all obligations under the REA in accordance with all of the terms and provisions thereof, to the extent that Tenant has expressly assumed responsibility for the performance of any such obligations under the terms of this Lease. Landlord is and shall remain fully liable for the performance of all of Landlord's obligations under the REA in accordance with all of the terms and provisions thereof, to the extent that Tenant has not expressly assumed responsibility for the performance of any such obligations under the terms of this Lease.

Section 3.2    Covenants Regarding REA.  Landlord will
fully and faithfully carry out and perform the terms, covenants, provisions and conditions of the REA to be performed by the Landlord. Tenant will fully and faithfully carry out and perform the terms, covenants, provisions and conditions of the REA which, under the express terms of this Lease, are to be performed by the Tenant. Landlord will exert its best efforts in exercising all of Landlord's rights and remedies under the REA to enforce performance of all terms, covenants, provisions, and conditions of the REA; and Landlord will not take any of the actions requiring Landlord's approval thereunder, without first having delivered to Tenant a copy of the request for approval and any documentation or material as to which such approval is requested or required and thereafter obtained Tenant's written approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed.
Landlord will not enter into any agreement amending, supplementing or cancelling the REA without first obtaining Tenant's prior written approval thereto, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby appoints
Tenant as Landlord's true and lawful attorney-in-fact to take in Landlord's name whatever reasonable action
Tenant may deem appropriate to enforce performance of the terms of the REA and to avail itself on Landlord's behalf of any remedy therein granted Landlord in the event (i) Tenant shall notify Landlord that the obligations under the REA are not being properly performed and (ii) Landlord shall fail to take action to Tenant's reasonable satisfaction within a reasonable time after receiving notice thereof.
It is the intent of the parties to this Lease that this Lease and the REA are and shall remain mutually dependent and co-existent documents. Tenant shall have the right (in its sole and absolute discretion) to terminate this Lease by giving Landlord notice to such effect within ninety (90) days after the REA shall, under its express terms and conditions, expire or terminate or be cancelled, and this Lease shall terminate on the last day of the month next succeeding the month in which such notice is given.

ARTICLE IV
RENT AND OTHER CHARGES

Section 4.1    [Intentionally Omitted].

Section 4.2    Percentage Rent.
               (a)  Formula for Calculation.
Tenant covenants and agrees to pay to Landlord as rent for each Term the sum of Three percent (3.0%) of the amount of Tenant's Gross Sales for the Term
("Percentage Rent"), provided, however, that the Percentage Rent payable hereunder shall be reduced by the amount of any Operating Loss, as defined below.
Percentage Rent shall be payable, in arrears, on or before March 10, 1999. "Operating Loss" means the excess, if any, of Fully Allocated Costs, as defined below, over Gross Sales. "Fully Allocated Costs" means the sum of all costs and expenses of every kind and nature incurred by Tenant in connection with the Premises or the business conducted thereon, including, without limitation:
                    (i)  Sums payable by the Tenant
under the terms of this Lease (including Percentage
Rent).
                    (ii)  Other costs incurred by
Tenant in performing or complying under this Lease.
                    (iii)  Other costs incurred by
Tenant in maintaining and repairing the Premises and any and all fixtures, equipment or property therein.
                    (iv)  Tenant's cost of all
merchandise sold in or from the Premises.
                    (v)  Compensation and benefits
to Tenant's employees working at the Premises.
"Compensation and benefits" include, without limitation, (A) wages, salaries, and bonuses, (B) all contributions made and taxes paid with respect to employees (such as social security contributions, and employment taxes and workers' compensation payments) and (C) health insurance, 401K matching contributions, sick leave, vacations and pensions.
                    (vi)  Sums payable by Tenant
pursuant to that certain Third Amendment to Lease dated
July 8, 1998 by and between Tenant and Mano Management
Company, Inc., a Delaware corporation (relating to
Tenant's existing Downtown San Bernardino store).
                    (vii)  The prorated portion of
the following items of Tenant's corporate overhead for Tenant's fiscal year 1998 allocable to the Premises:
(A) inventory carrying charges (i.e., interest paid on inventory financing); (B) distribution costs (including the cost of operating distribution centers); and (C) advertising and marketing expenses. Such corporate overhead items shall be prorated by multiplying such corporate overhead by the fraction which is the number of days in the Term divided by 365. Such corporate overhead items shall be allocable to the Premises based on the ratio that the Gross Sales in or from the Premises bears to the Gross Sales of all stores operated by Tenant.
               (b)  Report.  On or before March 10,
1999, Tenant shall furnish Landlord with a written statement (the "Report"), certified by Tenant's chief financial officer or comptroller, of total Gross Sales made from the Premises during the Term, which Report shall contain Tenant's computation of Percentage Rent.
The Report shall be in form reasonably satisfactory to Landlord and shall contain such details and breakdown as may accurately depict Gross Sales.
               (c)  Records.  Tenant shall maintain
at the Premises or at its principal record keeping office within the continental United States at all times during the Term, full, complete and accurate books of account and records in accordance with generally accepted accounting practices consistently applied for all operations of the business conducted in or from the Premises, including the recording of Gross
Sales and the receipt of all merchandise into, and the delivery of all merchandise from, the Premises during the Term, and shall retain such books and records, copies of all tax reports and tax returns submitted to taxing authorities, as well as copies of contracts, vouchers, checks, inventory records, electronic data recordings and other documents, recordings, and papers in any way related to the operation of such business for at least one (1) year from the end of the Term, or, if any audit is required or a controversy should arise between the parties hereto regarding the Rent payable hereunder, until such audit or controversy is terminated, even though such retention period may extend beyond the expiration of the Term or earlier termination of this Lease.
               (d)  Review of Books and Records.
The acceptance by Landlord of payments of Percentage
Rent or any Report pursuant to Section 4.2(b) above shall not prejudice Landlord's right to examine
Tenant's books, records and accounts in order to verify the amounts set forth thereon. Landlord may at any reasonable time during the Term, or within one (1) year after the Term (but not more than once) cause a complete or partial audit to be made of Tenant's books, records and other documents relating to the Premises, including the books and records of any subtenant, licensee or concessionaire. Landlord or its duly authorized representatives shall have full and free access to such books and records and the right to require of Tenant, its agents and employees, such information or explanation with respect to such books and records as may be necessary for a proper examination and audit thereof. If such audit discloses an understatement in a Report of Gross Sales, Tenant shall pay the deficiency in Percentage Rent with, interest thereon calculated at the Interest Rate, and, if Gross Sales have been understated in any Report by four percent (4%) or more, Tenant shall pay to Landlord, as Rent, the cost of said audit, upon demand.
               (e)  Confidentiality.  Any
information regarding Tenant's business operations delivered to or made available to Landlord, or otherwise obtained by Landlord in the exercise of its rights under subsection (d), above, shall be held in strictest confidence by Landlord. Landlord shall disclose such information only to its accountants, attorneys and other consultants and shall require all such parties to keep all information regarding Tenant strictly confidential. Nothing in this subsection (e) prohibits Landlord from disclosing such material when ordered to do so by a court of competent jurisdiction, or when necessary to properly plead or prosecute a legal action brought by Landlord against Tenant for nonpayment of Percentage Rent.


Section 4.3    Utilities Charge.
               (a)  Tenant shall apply to the
municipality or respective utilities companies for all required utility services to the Premises. Tenant shall pay all required deposits and meter charges for utilities to the Premises to the respective utility supplier(s).
               (b)  Tenant shall pay promptly, as
and when same shall become due, all water rents, rates and charges, all sewer rents, rates and charges and all charges for electricity, gas, heat, steam, hot and/or chilled water, air conditioning, ventilating, lighting systems, sprinkler systems and all other utilities supplied to the Premises.

Section 4.4    Common Area Maintenance Costs.  Tenant
shall pay, as Rent, Common Area Maintenance charges as specified in the REA or any lesser amount specified in a separate agreement thereunder. Tenant shall pay
Common Area Maintenance charges as referenced herein within thirty (30) days after Tenant has received a bill therefor.

Section 4.5    Taxes.
               (a)  Tenant shall pay before
delinquency all real and personal property taxes, general and special assessments, and other public charges levied upon or assessed against the Premises, the land thereunder, or any of the building structures, fixtures, equipment, or improvements thereon
(collectively, "Impositions"). Tenant shall deliver to Landlord reasonable evidence of payment prior to the time said Impositions have become delinquent.
               (b)  Any Imposition relating to a
fiscal period of the taxing authority, a part of which period is included within the Term of this Lease and a part of which is included prior to the beginning of the Term of this Lease or after the termination of this Lease shall (whether or not such Imposition shall be paid, assessed, levied or imposed upon or become due and payable and a lien upon the Premises or a part thereof during the term of this Lease) be adjusted as between Landlord and Tenant as of the Term Commencement
Date or as of the date of the termination of the Term of this Lease, as the case shall require, so that Landlord shall pay that proportion of such Imposition which that part of such fiscal period included in the period of time prior to the commencement or after the termination of the Term, as the case may be, bears to such fiscal period, and Tenant shall pay the remainder thereof.
               (c)  In the event Landlord is unable
to secure separate tax bills for Tenant as herein described, then Tenant shall pay to Landlord, prior to such time as said Impositions would be due and payable, all Impositions attributable to the Premises. Personal property taxes shall be allocated directly to Tenant's personal property. Real property taxes will be allocated by virtue of the ratio of the Floor Area of the Premises to the total gross leasable area in the Shopping Center, which said gross leasable area shall not include any part of the Common Area in the Shopping
Center, being assessed on the tax bill which relates to the Premises.
               (d)  If Tenant fails to pay any such
taxes, assessments or other public charges which it is obligated to pay as provided in this section before the same become delinquent, then and in such event, Landlord may pay the same together with any interest and penalties thereon, and the amount so paid shall be deemed additional Rent immediately due and payable by Tenant to Landlord on demand, together with interest thereon at the Interest Rate.
               (e)  Anything in this section to the
contrary notwithstanding, Landlord agrees that Tenant shall have the right, at Tenant's sole cost and expense, to contest the legality or validity of any Impositions payable by Tenant, but no such contest shall be carried on or maintained by Tenant after such Impositions become delinquent unless Tenant shall have duly paid the amount involved under protest or shall procure and maintain a stay of all proceedings to enforce any collection thereof and any forfeiture or sale of the leased property, and shall also provide for payment thereof together with all penalties, interest, costs and expenses by deposit of a sufficient sum of money or by a good and sufficient undertaking as may be required by law to accomplish such stay. Landlord shall, at the request of Tenant and at Tenant's sole expense, execute or join in the execution of any instrument of documents necessary in connection with any such contest except bonds of undertakings. In the event of any such contest made by Tenant, Tenant shall promptly, upon final determination thereof, pay and discharge the amount indicated or resulting from said contest, together with any penalties, fines, interest, costs and expenses that may have accrued thereon.

Section 4.6    Late Payment Charges.  Late payments of
Rent or any other sum due from Tenant hereunder, including all amounts paid by Landlord on behalf of Tenant to satisfy any condition or covenant of this Lease and all costs incurred by Landlord in enforcing the terms of this Lease, shall bear interest from the date Tenant receives written notice of such late payment or default (as applicable) until paid at the Interest Rate.

Section 4.7 Rent Payments. All Rent payable by Tenant under this lease shall be paid in United States Dollars without prior demand therefor and without any deductions, offsets or counterclaims except those expressly permitted under the terms of this Lease, to Landlord and shall be delivered on or before the due date thereof via wire transfer to

Bank of America, S.A.
Principal Office: Madrid
1 Capitan Haya St.
28009 Madrid  SPAIN

For Credit To:
El Corte Ingles, S.A.
Account number 31922020
or to such other payee and at such other place as Landlord may hereafter designate from time to time by written notice to Tenant. Notwithstanding anything to the contrary in this Lease, Tenant may withhold any portion of Rent which Tenant is required to withhold by virtue of Landlord's status as a foreign person under
Section 1445 of the Internal Revenue Code or other applicable law.

ARTICLE V
OPERATION OF PREMISES AND COMMON AREAS

Section 5.1    Permitted Use.
               (a)  Tenant shall use the Premises
only for the Permitted Use and for no other purpose whatsoever.
               (b)  Tenant covenants that Tenant
shall not use or allow the Premises or any part thereof to be used or occupied for any Prohibited Use or any immoral or unlawful purpose or in violation of any certificate of occupancy or certificate of compliance for the Premises.

Section 5.2    Signs.  Tenant shall have the right,
without Landlord's consent, to erect any and all signs on or about the Premises it elects, provided that such signage complies with the REA and all Requirements.
From time to time upon Tenant's request, Landlord covenants to assist Tenant (at no cost or expense to Landlord) in processing any and all approvals necessary for Tenant to erect such signage.
Section 5.3    Alterations of Premises.
     (a) All changes, alterations or modifications to the Premises (collectively, "Alterations") shall be made in accordance with this Section 5.3. Tenant shall have the right to perform non-structural modifications to, remodel and redecorate, retexturize, recarpet and repaint the Premises without obtaining the prior written consent of Landlord; provided (i) the proposed
Alteration does not affect the exterior appearance of the Premises, including, without limitation, the storefront or the storefront sign of the Premises, or the roof, foundation, supports or structural integrity of the building of which the Premises is a part; (ii)
Tenant submits an information copy of all remodeling plans to Landlord at least thirty (30) days prior to the date any such work is scheduled to commence; (iii) the total cost of all work involved in the Alteration does not exceed Three Hundred Thousand Dollars
($300,000) in any one project or an aggregate amount of Six Hundred Thousand Dollars ($600,000); and (iv) such work does not violate any code, ordinance or Requirement and does not cause Landlord's insurance rates to increase. Except for the foregoing, Tenant shall not make any Alterations to any portion of the Premises without, in each instance, obtaining
Landlord's prior written consent.
               (b)  All work ("Work") pertaining to
any Alteration to the Premises, including, without limitation, Tenant's Work, shall comply with the following:
                    (i)  No Work shall be
undertaken until Tenant shall have procured and paid for, so far as the same may be required, from time to time, all permits and authorizations of all municipal departments and governmental subdivisions having jurisdiction. Provided no default exists hereunder, Landlord shall join in the application for such permits and authorizations whenever such action is necessary;
provided, however, that Landlord shall not incur any expense or be subject to any liability as a result of joining in any such application. Within ten (10) days after completion of the Work, Tenant shall deliver to Landlord a certificate of occupancy or such similar certificates as may be required or customary by applicable laws and legal requirements.
                    (ii) All Work shall be
performed promptly and in a good and workmanlike manner and in compliance with all applicable permits and laws, and in accordance with the orders, rules and regulations of the National Board of Fire Underwriters or any other body hereafter exercising similar functions.
                    (iii)     The cost of any Work
shall be paid promptly by Tenant so that the Premises shall at all times be free and clear of liens for labor and materials supplied or claimed to have been supplied in connection therewith.
                    (iv) Tenant shall carry, or
shall cause to be carried, worker's compensation insurance covering all persons employed in connection with any Work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant or the Premises, and, without duplication of any insurance required by Article VIII hereof, adequate all-risk and builders risk insurance for the mutual benefit of Tenant and Landlord in amounts satisfactory to Landlord and, at Landlord's request, such other insurance in favor of Landlord in types and amounts as are reasonable and customary, all at Tenant's expense, at all times when any such Work is in progress;
provided, however, that Tenant shall be fully liable for any failure to maintain such insurance, including, without limitation, Tenant's obligation to indemnify
Landlord for the failure to maintain insurance in accordance with the provisions of this Lease. All such insurance shall be provided by a company or companies of recognized responsibility and reasonably satisfactory to Landlord, and all policies or certified copies of policies issued by the respective insurers, bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to Landlord of such payment, shall be delivered to Landlord prior to the commencement of any Work.

Section 5.4    Use of Common Areas.
               (a)  All Common Areas shall be
subject to the exclusive control and management of Developer as set forth in the REA. Tenant and Tenant's officers, directors, employees, agents, subtenants, contractors, subcontractors, concessionaires and licensees, and the officers, directors, employees and agents of Tenant's subtenants, concessionaires and licensees, and the customers, patrons and business invitees of Tenant and of Tenant's subtenants, concessionaires and licensees (hereinafter, collectively, "Tenant's Employees and Invitees") shall have the non-exclusive right to use (without cost or expense to Tenant or Tenant's Employees or Invitees other than as expressly provided in this Lease) the Common Areas for the purpose of gaining ingress to and egress from the Premises, for the passage and parking of vehicles, and for the passage and accommodation of pedestrians, such right to be in common with Landlord and those occupants (and the employees and invitees of such occupants) of the Shopping Center from time to time authorized to use said common areas for such purposes.
               (b)  Notwithstanding anything to the
contrary contained in Section 5.4(a) hereof, Landlord shall exercise best efforts to cause Developer to maintain, manage and operate the Common Areas
(including, but not by way of limitation, the parking area) in good order, condition and repair in conformity with the REA so as to at all times maintain an appearance and attractiveness reasonably equivalent to the level of same existing as of the date hereof.
Developer's obligations to be enforced by Landlord pursuant to the preceding sentence in respect of the maintenance, management and operation of the Common
Areas shall include, but not be limited to, the following:
                    (i)  Undertaking such
maintenance and construction work (including replacements as required) as is necessary to preserve and maintain the utility of the Common Areas;
                    (ii) The care and maintenance
of all identification signs and all planters (including those adjacent to the Premises but excluding any signs and planters of Tenant) and landscaping at the Shopping
Center;
                    (iii)     The adequate illumination
of the Common Areas at all times of darkness that Tenant is open for business (plus a period of one-half hour after Tenant closes for business);
                    (iv) The payment prior to
delinquency of all real estate and personal property taxes and assessments levied on the Common Areas;
                    (v)  The removal of dirt and
debris and rubbish (including the regular sweeping of the parking area and all sidewalks); and
                    (vi) The operation, management
and maintenance of the enclosed mall, including the heating, ventilating, air-conditioning, lighting and housekeeping of the same and the maintenance (and replacement as required) of landscaping therein.

Section 5.5 Compliance with REA. Tenant shall abide by the terms of the REA. Landlord agrees that it will not change, amend or alter (or agree or consent to change, amend or alter) any term or condition of the REA without the prior written consent of Tenant, which consent shall not be unreasonably withheld.

Section 5.6    Compliance with Requirements.
               (a)  Insofar as the same relate to
or are caused by Tenant's occupancy and use of the Premises, and Tenant's other activities under this Lease, throughout the Term, Tenant shall, at Tenant's sole cost and expense, promptly comply with all present and future Requirements applicable to the Premises, subject, however, to Tenant's rights to contest any such Requirements, as set forth in clause (b) below.
Tenant shall likewise comply with the provisions of all of Tenant's insurance policies required to be maintained hereunder or otherwise carried by Tenant with respect to the Premises from time to time.
               (b)  Tenant shall have the right,
after prior notice to Landlord, at Tenant's sole cost and expense, to contest by appropriate legal proceedings diligently prosecuted in good faith, in the name of Tenant, the validity or application of any Requirements; provided, however, that Tenant may delay compliance therewith until the final determination of such proceeding only if by the terms of any such Requirements, compliance therewith pending the prosecution of any such proceeding may legally be delayed without subjecting Landlord to the risk of any criminal liability, or imminent forfeiture of its estate, for failure so to comply therewith, and provided further that if any fine, lien, charge or civil liability may be incurred by reason of such non-compliance, (i) Tenant furnishes to Landlord security satisfactory to Landlord, against such fine, lien, charge or civil liability in accordance with
Section 5.7, and (ii) Tenant shall be solely responsible for payment of such fine, lien, charge or civil liability and shall indemnify, defend and hold
Landlord harmless with respect thereto.

Section 5.7    Liens.
               (a)  Tenant agrees that it will pay
or cause to be paid all costs for work done by it or caused to be done by it on the Premises of a character which will or may result in liens on Landlord's reversionary estate therein, and Tenant shall keep the Premises free and clear of all mechanics' liens and other liens on account of work done for Tenant or persons claiming under it. If any such lien shall at any time be filed against the Premises, Tenant shall either cause the same to be discharged within thirty
(30) days after the recording thereof, or, if Tenant, in Tenant's discretion and in good faith, determines that such lien should be contested, shall furnish such security as may be necessary or required to prevent any foreclosure proceedings against the Premises during the pendency of such contest. If Tenant shall fail to furnish such security, then, in addition to any other right or remedy of Landlord resulting from such failure, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due, procuring the discharge of such lien by giving security, or in such other manner as is, or may be, prescribed by law. Tenant shall repay to Landlord, as Rent, on demand, all sums disbursed or deposited by Landlord pursuant to the provisions of this Section
5.7, including all costs, expenses and attorneys' fees incurred by Landlord in connection therewith. Nothing contained herein shall imply any consent or agreement on the part of Landlord to subject Landlord's estate to liability under any mechanics' lien or other lien law.
               (b)  Should any claims of lien be
filed against the Premises or any action affecting the title to the Premises be commenced, the party receiving notice of such lien or action shall forthwith give the other party written notice thereof. Landlord or its representative shall have the right to post and keep posted upon the Premises notices of nonresponsibility or such other notices which Landlord may deem to be proper for the protection of Landlord's interest in the Premises. Tenant shall, before the commencement of any work which might result in any such lien, give to Landlord advance written notice of its intention to do so in reasonably sufficient time to enable the posting of such notices.


ARTICLE VI
REPAIRS AND MAINTENANCE

Section 6.1 Tenant's Obligations. Tenant shall at all times keep the leased Premises, including maintenance of entrances and all partitions, doors, windows, fixtures, equipment and appurtenances thereof
(including lighting and plumbing fixtures) in good order, condition and repair (including reasonably periodic interior painting), damage by casualty excepted, except for structural portions of the Premises, which shall be maintained by Landlord as set forth below. It is also agreed that the Tenant will maintain and repair the heating, ventilating, and air conditioning units, excluding replacement of compressors and major component parts, it being agreed that Tenant shall only be obligated to pay for reasonable and necessary routine repairs to such systems and equipment to keep them in good working condition but not for any more extensive repairs or replacements.

Section 6.2 Landlord's Obligations. Notwithstanding anything to the contrary herein, it is understood and agreed that Landlord shall be responsible throughout the Term for maintaining and repairing all structural portions of the Building, including the roof, walls, glass and other load-bearing portions of the structure.
Landlord shall also be responsible for any necessary replacements of any essential building systems, including, without limitation, heating, ventilation and air conditioning (HVAC) systems, plumbing, electrical and sewage systems. Landlord shall be responsible for any necessary repairs to the heating, ventilating, and air conditioning units, excluding replacement of compressors and major component parts, which are more extensive than the reasonable and necessary routine repairs for which Tenant is responsible pursuant to
Section 6.1.  Landlord shall not be required to make
repairs to the extent made necessary by reason of Tenant's negligent or intentional acts or omissions to act. The parties acknowledge that, in light of the very short term of this lease, Landlord may reasonably elect to perform temporary repairs to systems and equipment where more permanent repairs or replacement might be more customary or economical if the lease were of a longer term. Tenant agrees that Landlord may elect such temporary measures so long as the service provided to the Premises and Tenant's business by such equipment or system is not materially adversely affected.

ARTICLE VII
DAMAGE, DESTRUCTION AND CONDEMNATION

Section 7.1    Damage or Destruction.
               (a)  Tenant shall give Landlord
prompt notice of any damage to the Premises by fire or other casualty.
               (b)  If the Premises shall be
rendered wholly untenantable by casualty, unless terminated pursuant to Section 7.1(d) hereof, this Lease shall remain in full force and effect except that Rent shall fully abate commencing on the date of loss and continuing until the earlier to occur of: (i) the date Tenant reopens the Premises for business, which reopening Landlord and Tenant shall diligently work together to expedite, or (ii) the date forty five (45) days after Landlord completes the restoration, pursuant to Section 7.1(e), of the structural elements of the building of which the Premises form a part.
               (c)  If only a portion of the
Premises shall be rendered untenantable, unless terminated pursuant to Section 7.1(d) hereof, this Lease shall remain in full force and effect except that Rent shall partially abate commencing on the date of loss and continuing until the earlier to occur of: (i) the date Tenant reopens the repaired portion of the Premises for business, which reopening Landlord and Tenant shall diligently work together to expedite, or
(ii) the date forty five (45) days after Landlord completes the restoration, pursuant to Section 7.1(e), of the structural elements of the building of which the Premises form a part. In such event, the Rent shall be reduced to an amount computed by multiplying the Rent applicable prior to such damage by a fraction, the numerator of which is the Floor Area of the Premises tenantable after such damage and the denominator of which is the Floor Area of the Premises prior to such damage.
               (d)  If any portion of the Premises
shall be rendered untenantable, or if there shall be damage to the Shopping Center, by fire or other casualty, whether or not the Premises is affected thereby, either party shall have the option to terminate this Lease. Said option shall be exercised, if at all, by notice to the other party on or before the ninetieth (90th) day after the date of loss and, if exercised, shall be effective on the last day of the first (1st) full calendar month falling at least sixty
(60) days after such notice.
               (e)  If there shall be damage to the
Premises by fire or other casualty and this Lease is not terminated, Landlord shall promptly commence and diligently prosecute the restoration and repair of the structural elements of the building in which the Premises are located, including all exterior walls, roofs, floors and supports to structurally sound condition, prepared for Tenant's restoration of the interior portions of the Premises as set forth below.
Upon receipt of the repaired structural elements of the building in which the Premises are located, Tenant shall, at Tenant's sole cost and expense, promptly commence and diligently prosecute the restoration and repair of the nonstructural and interior portions of the Premises, including, without limitation, all internal partitions, fixtures, trade fixtures, shelving, casework, furniture and furnishings used in connection with the operation of Tenant's business in the Premises, as nearly as practicable to their respective conditions prior to such damage.

Section 7.2    Condemnation.
               (a)  The term "Taking" as used in
this Section 7.2, shall mean an appropriation or taking under the power of eminent domain by any public or quasi-public authority or a voluntary sale or conveyance in lieu of condemnation but under threat of condemnation.
               (b)  In the event of a Taking of the
entire Premises, this Lease shall terminate and expire as of the date possession is delivered to the condemning authority and Landlord and Tenant shall each be released from any liability accruing pursuant to this Lease after such termination.
               (c)  If there is a Taking of (a)
more than twenty-five percent (25%) of the Premises, or
(b) any portion of the Building and, regardless of the amount taken, if the remainder of the Building is not one undivided structure, either Landlord or Tenant may terminate this Lease as of the date Tenant is required to vacate the Premises upon giving notice in writing of such election within thirty (30) days after receipt of Tenant from Landlord of written notice that a portion of the Premises has been so appropriated or taken.
               (d)  If this Lease is terminated as
a result of a Taking, Tenant shall be entitled to any separate award made to Tenant for relocation costs, good will and any of Tenant's fixtures and equipment which are not capable of removal from the Premises;
provided such separate award does not diminish
Landlord's award. Subject to the foregoing, Landlord shall be entitled to the entire award or compensation in such condemnation proceedings, or settlement in lieu thereof, irrespective of whether such award or settlement shall be obtained as compensation for diminution in value to the leasehold or the leasehold improvements thereto or to the fee of the Premises, but the Percentage Rent and any other Rent for the last month of Tenant's occupancy shall be prorated and Landlord shall refund to Tenant any Percentage Rent and other Rent paid in advance. Notwithstanding the foregoing and subject to Section 2.3, in the event this Lease is terminated as provided above, Tenant may remove all of its removable trade fixtures, furniture and equipment from the Premises, provided that Tenant immediately repairs any damage occasioned to the Premises by reason of such removal so as to leave the Premises in a neat and clean condition.
Notwithstanding the foregoing, in no event shall Tenant be entitled to any portion of any award or compensation, if following the payment of such sum to Tenant, there would not be sufficient funds or proceeds to pay the unpaid principal balance of any obligation of Landlord secured by a deed(s) of trust or mortgage(s) on the fee interest in the Premises and/or the Building.
               (e)  In the event of a Taking, if
Landlord and Tenant elect not to so terminate this Lease as provided above (or have no right to so terminate), Tenant agrees, at Tenant's cost and expense
(subject to Tenant's rights hereunder) as soon as reasonably possible after the Taking, to restore the Building on the Land remaining to a complete unit of like quality and character as existed prior to the Taking. In such event, Tenant shall be entitled to receive any and all award or compensation in connection with such Taking until Tenant has received funds sufficient to complete such restoration, and Landlord shall be entitled to receive the remaining portion of the total award or compensation.

ARTICLE VIII
INSURANCE

Section 8.1    Tenant's Insurance.
               (a)  Tenant shall carry, from and at
all times after the date hereof, at Tenant's sole cost and expense, the following insurance:
                    (i)  public liability and
property damage insurance covering the Premises and Tenant's use thereof against claims for personal injury or death and property damage occurring in, on or about the Premises and affording protection to the limits of not less than Three Million Dollars ($3,000,000) per occurrence with respect to any one (1) bodily injury or damage to property, which insurance shall, in addition, extend to any liability of Tenant arising out of the indemnities contained in Section 8.5 by contractual liability endorsement. All liability policies shall contain a so called "occurrence clause";
                    (ii) fire and casualty
insurance covering the Premises, in an amount equal to ninety percent (90%) of the replacement cost thereof
(excluding foundations and footings);
                    (iii)     fire insurance with
extended coverage, covering such items of Tenant's merchandise, inventory, signs, furniture, trade fixtures, equipment, leasehold improvements and other property of Tenant, now or hereafter placed in, on or about the Premises in an amount equal to ninety percent
(90%) of the replacement cost thereof;
                    (iv) in the event Tenant
installs in, adjoining or beneath the Premises any steam boiler or similar equipment, broad form boiler insurance;
                    (v)  earthquake insurance in
an amount equal to one hundred percent (100%) of the replacement cost of the Premises, to the extent the same is available at commercially reasonable rates and with deductibles of commercially reasonable amounts (it being agreed that Tenant may maintain required earthquake coverage through a blanket policy covering several (or all) store locations owned or affiliated with Tenant and having a maximum aggregate coverage limit of Twenty Million Dollars ($20,000,000)); and
                    (vi) such other insurance as
may in Tenant's reasonable judgment be prudent to carry from time to time.
               (b)  All insurance policies required
to be carried by Tenant shall be issued by companies with a general policyholder's rating of not less than "A" and a financial size rating of "VI" as rated in the most current available "Best's Insurance Reports", and qualified to do business in the State of California.
Each insurance policy shall name Landlord, Tenant and Mortgagee as insureds as their interests may appear and, to the extent possible, any other parties in interest from time to time designated in writing by notice from Landlord to Tenant. Executed copies of each insurance policy, duplicate originals or original certificates thereof (provided that such certificates shall evidence all of the required coverage herein provided) shall be delivered by Tenant to Landlord within ten (10) days after delivery of possession of the Premises to Tenant and thereafter within thirty
(30) days prior to the expiration of prior policies.
All insurance policies shall contain a provision that the underwriter will give Landlord and Mortgagee at least thirty (30) days prior written notice of any cancellation or lapse of such insurance or the effective date of any reduction in the amounts thereof or increase of the deductible. All insurance policies shall be written as primary policies which do not contribute to, and are in excess of, any coverage which Landlord may carry. All insurance policies shall contain an agreement by the insurers that the coverage afforded thereby shall not be affected by any construction work in or about the Premises and that no act or omission by the Tenant shall impair or affect the rights of the Landlord to receive and collect the proceeds under the policies.
               (c)  Any insurance required to be
carried by Tenant may be provided under a blanket policy of insurance covering additional items or locations or insureds; provided, however, that: (i)
Landlord and Mortgagee shall be named as an additional insured thereunder (or covered by broad form Landlord endorsement or contractual coverage); (ii) any such blanket policy or policies shall specify total insurance allocated to Tenant's improvements and property; and (iii) the requirements for Tenant's insurance set forth herein are otherwise satisfied.
Tenant agrees to use its best efforts to ensure that the coverage afforded Landlord and any such other parties in interest under any future blanket policy of insurance will not be diminished by reason of the use of such blanket policy of insurance, and Tenant shall expend commercially reasonable amounts in connection with obtaining such coverage.
               (d)  The deductibles and
self-insured retentions included in Tenant's insurance policies shall be in amounts as may be commercially reasonable from time to time.
               (e)  If Tenant refuses or neglects
to secure and maintain insurance policies complying with the provisions of this Section 8.1, Landlord may secure the appropriate insurance policies and Tenant shall pay, upon demand, the costs of same to Landlord as Rent.

Section 8.2 Landlord's Insurance. Landlord at its cost shall carry, from and at all times after the date of delivery of the Premises to Tenant, all insurance required to be carried by Landlord pursuant to (i) any Mortgages which either presently or in the future may exist as a lien against the Premises and (ii) the REA, to the extent that insurance required to be carried by Tenant pursuant to this Lease is insufficient to satisfy either of such obligations of Landlord.

Section 8.3 Waiver of Subrogation. Landlord and Tenant each waive any rights it may have against the other on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, their respective property, the Premises or its contents or to other portions of the Shopping Center arising from any liability, loss, damage or injury caused by fire or other casualty for which property insurance is carried or required to be carried pursuant to this Lease. Each of the parties hereto, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, to the extent of any recovery under such insurance, waives any right of subrogation that it may have against the other. Each waiver shall be expressly included in, and shall comply with the requirements of, the respective insurance policies.

Section 8.4    Governmental and Insurance Requirements.
               (a)  Tenant shall comply, at
Tenant's sole cost and expense, with all reasonable requirements of the insurance underwriters, or any similar public or private body, provided that any such requirements of such insurance underwriters, or any similar public or private body, are conditions to the continuance of any of the insurance coverage required hereunder, and any governmental authority having jurisdiction over insurance rates with respect to the use or occupancy of the Premises as a part of Shopping
Center, including, without limitation (i) installing fire extinguishers or automatic dry chemical extinguishing systems; (ii) making any changes, modifications, alterations or additions in the sprinkler system within the Premises; and (iii) relocating partitions, trade fixtures or other contents within the Premises.
               (b)  Tenant shall not commit any act
or suffer to exist on the Premises any circumstances which will violate any reasonable restrictions contained in any of Tenant's or Landlord's policies of fire and casualty or public liability insurance, prevent Landlord from continuing the coverage presently provided in Landlord's insurance policies from insurance companies reasonably acceptable to Landlord or cause the rates for any such policies to increase beyond the minimum rates from time to time applicable to the Premises or the Shopping Center for the Permitted Use, provided such minimum rate would have been available to Landlord but for Tenant's actions or use. In the event that Landlord receives any notice from Landlord's insurance company regarding any violation by Tenant of any of Landlord's insurance policies, or of any proposed increase in Landlord's premiums from the minimum rate from time to time applicable thereunder because of any act, omission or sufferance by Tenant in, on or under the Premises, Landlord shall notify Tenant, and Tenant shall reimburse Landlord as additional Rent the amount of any such increase promptly following Landlord's written demand therefor.
               (c)  In the event that Landlord
receives any notice from Landlord's insurance company regarding any violation by Tenant of any of Landlord's insurance policies, or of any proposed increase in Landlord's premiums from the minimum rate from time to time applicable thereunder because of any act, omission or sufferance by Tenant in, on or under the Premises, Landlord shall notify Tenant, and Tenant shall reimburse Landlord as additional Rent the amount of any such increase promptly following Landlord's written demand therefor.

Section 8.5    Indemnification.  To the fullest extent
permitted by law, Tenant covenants with Landlord that Landlord shall not be liable for any damage or liability of any kind or for any injury to or death of persons or damage to property of Tenant or any other person occurring from and after the date Tenant is given access to the Premises from any cause whatsoever related to the use, occupancy or enjoyment of the Premises including, but not limited to, the sidewalks and landscaped areas immediately adjacent to the Building and Tenant's drive through area, if any, by Tenant or any person thereon or holding under Tenant including, without limitation, damages resulting from any labor dispute, and Tenant shall defend (using counsel mutually approved by Landlord and Tenant or Tenant's insurer), indemnify and save Landlord harmless from all liability whatsoever on account of any real or alleged damage or injury and from liens, claims and demands related to the use of the Premises and its facilities, or any repairs, alterations or improvements
(including any improvements and fixtures constructed or installed by Tenant) which Tenant may make or cause to be made with respect to the Premises, and any loss or interruption of business or loss of rental income resulting therefrom. Notwithstanding anything to the contrary in the foregoing, Tenant shall not be liable for damage or injury occasioned by the negligence or willful misconduct of Landlord or any ground lessor, mortgagee or owner of all or any part of the Shopping
Center or their respective employees, agents or contractors.

Section 8.6    Landlord Exculpation.  Landlord shall
endeavor to conduct its activities with respect to the Premises in a prudent and businesslike manner.
However, Landlord shall not be liable for any damage to property entrusted to employees of Landlord, its partners or agents, nor for loss of or damage to any property damage or loss of business which may be sustained by the person, goods, ware, merchandise or property of Tenant, its employees, invitees or customers or any other person in or about the Premises caused by or resulting from, but not limited to, fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures of same, whether the injury, damage or loss of business results from conditions arising upon the Premises, other portions of the Shopping Center or from other sources, so long as the same does not result from the negligence or wilful misconduct of Landlord or its employees, agents, and contractors or Landlord's breach of any of its express obligations under this Lease. Landlord shall not be liable for interference with the light or other incorporeal hereditaments. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Shopping Center or of defects therein or in the fixtures or equipment. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant in the Shopping
Center, except to the extent of Landlord's liability for breach of Landlord's obligation to enforce the REA, as provided in Section 3.2.

ARTICLE IX
ASSIGNMENT AND SUBLETTING

Section 9.1 Notice to Landlord. Tenant may not assign its rights under this Lease or sublet all or any portion of the Premises.

ARTICLE X
DEFAULT

Section 10.1   Events of Default.  Each of the
following events shall constitute a "Default" by Tenant under this Lease:
               (a)  If Tenant shall fail to pay any
Rent under this Lease when the same shall become due and payable and the failure shall continue for five (5) business days after written notice (it being understood such period shall run concurrently with any statutory notice period); or
               (b)  If Tenant shall transfer
Tenant's interest in this Lease in contravention of
Article IX hereof; or
               (c)  If Tenant shall fail to perform
or observe any of its obligations under this Lease
(including, without limitation, Tenant's failure to perform those obligations under the REA expressly assumed by Tenant in this Lease) other than those specified above in this Section 10.1 and the failure shall continue for thirty (30) days after notice, unless a shorter period of time for such performance or observance is otherwise expressly set forth in this Lease; provided, however, that in the case of a Default which cannot with reasonable diligence be remedied by Tenant within said period of thirty (30) days, if Tenant proceeds as promptly as may reasonably be possible after the service of such notice and with all reasonable diligence to remedy the Default and thereafter prosecute the remedying of such Default with all reasonable diligence, the period of time after the giving of such notice within which to remedy the Default shall be extended for such period as shall be reasonably necessary to remedy the same with all reasonable diligence;
               (d)  If the Premises are deemed
abandoned pursuant to California Civil Code Section
1951.3; or
               (e)  If an event of insolvency shall
occur including:
                    (i)  Tenant's making an
assignment for the benefit of creditors;
                    (ii) Tenant's failure
generally to pay its debts as they become due;
                    (iii)     A material adverse change
in the financial condition of Tenant;
                    (iv) Tenant's filing, or
acquiescing to the filing of, a petition seeking an order for relief against it in any state or federal court in any bankruptcy, reorganization, liquidation, composition, extension, arrangement or insolvency proceeding;
                    (v)  Tenant's making an
application for, or acquiescing to, the appointment of a trustee, examiner or custodian for it or all or any portion of its property;
                    (vi) Any petition being filed
against Tenant in any state or federal court seeking reorganization or liquidation or insolvency proceedings, and the proceedings shall not be dismissed, discontinued or vacated within ninety (90) days; or
                    (vii)     Any trustee, examiner or
custodian being appointed for Tenant, or for all or any portion of Tenant's property, and the trustee, examiner, or custodian shall not be set aside within ninety (90) days after such appointment.

Section 10.2   Remedies.  Upon the occurrence of a
Default, and in addition to any other rights or remedies available to Landlord at law or in equity, Landlord shall have the right to:
(a) terminate this Lease and all rights of Tenant by giving Tenant written notice that this Lease is terminated, in which case Landlord may recover from Tenant the sum of :
               (i)  the worth at the time of award
of any unpaid Rent that had been earned at the time of termination.
               (ii) the worth at the time of award
of the amount by which (A) the unpaid Rent that would have been earned after termination until the time of award exceeds (B) the amount of rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided;
               (iii)     the worth at the time of award
of the amount by which (A) the unpaid Rent for the balance of the Term after the time of award exceeds (B) the amount of rental loss, if any, as Tenant affirmatively proves could be reasonably avoided;
               (iv) any other amount necessary to
compensate Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations or that, in the ordinary course of things, would be likely to result; and
               (v)  all other amounts in addition
to or in lieu of those previously stated as may be provided from time to time by California law; or
(b) continue this Lease, and from time to time, without terminating this Lease, either (i) recover all Rent and other amounts payable as they become due or
(ii) relet the Premises or any part of the Premises on behalf of Tenant for any term, at any rent, and pursuant to any other provisions as Landlord deems advisable, all with the right, at Tenant's cost, to make alterations and repairs to the Premises.
As used in clauses 10.2(a)(i) and 10.2(a)(ii) of this Section, the worth at the time of award is computed by allowing interest at the Interest Rate. As used in clause 10.2(a)(iii) of this Section, the worth at the time of award is computed by discounting that amount at the discount rate of the Federal Reserve Bank of San
Francisco at the time of award plus one percent (1%).
(c) Upon the occurrence of a Default, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises. Landlord may cause property so removed from the Premises to be stored in a public warehouse or elsewhere at the expense and for the account of Tenant.
(d) None of the following remedial actions, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated or unless a court of competent jurisdiction decrees termination of this Lease; any act by Landlord to maintain or preserve the Premises; any efforts by Landlord to relet the Premises; any re-entry, repossession, or reletting of the Premises; or any reentry, repossession, or reletting of the Premises by Landlord pursuant to this Section. If Landlord takes any of the previous remedial actions without terminating this Lease, landlord may nevertheless at any time after taking any remedial action terminate this lease by written notice to Tenant.
(e) If Landlord relets the Premises, Landlord shall apply the revenue as follows: first, to the payment of any reasonable cost of reletting, including without limitation finder's fees and leasing commissions; and second, to the payment of Rent and other amounts due and unpaid under this Lease. Landlord shall hold and apply the residue, if any, to payment of future amounts payable as they become due and, to the extent the residue exceeds such amounts, shall remit such excess to Tenant. Should revenue from reletting during any month, after application pursuant to the foregoing provisions, be less than the reasonable cost of reletting and the Rent and other amounts due and unpaid under this Lease, Tenant shall pay the deficiency to Landlord promptly upon demand.
(f) After the occurrence of a Default, Landlord, in addition to or in lieu of exercising other remedies, may, but without any obligation to do so, cure the breach underlying the Default for the account and at the expense of Tenant; provided that Landlord by prior notice shall first allow Tenant a reasonable opportunity to cure, except in cases of emergency, where Landlord may proceed without prior notice to Tenant. Tenant shall, upon demand, immediately reimburse Landlord for all costs, including costs of settlements, defense court costs, and attorney fees, that Landlord may incur in the course of any such cure.
(g) No security, guaranty or security interest granted for the performance of Tenant's obligations, which Landlord may now or hereafter hold, shall in any way constitute a bar or defense to any action initiated by Landlord for unlawful detainer or for the recovery of the Premises, for enforcement of any obligation of Tenant, or for the recovery of damages caused by a breach of this Lease by Tenant or by a Default.
(h) Except as expressly provided in this Lease to the contrary, no right or remedy conferred upon or reserved to either party is intended to be exclusive of any other right or remedy given now or later or existing at law or in equity or by statute. Except to the extent that either party may have otherwise agreed in writing, no waiver by that party of any violation or nonperformance by the other party of any obligations, agreements, or covenants shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other covenant, agreement, or obligation, nor shall any forbearance by either party to exercise a remedy for any violation or nonperformance by the other party be deemed a waiver by that party of rights or remedies with respect to that violation or nonperformance.
(i) Landlord may require Tenant or any trustee for Tenant under the United States Bankruptcy Code (as amended, the "Bankruptcy Code") to cure Tenant's
Default and to provide adequate assurances of future performance of this Lease as provided in Section
365(b)(3) of the Bankruptcy Code, including, without limitation, adequate assurance that; (i) Rent will be paid when due; (ii) there shall be no substantive breach in the provisions of this Lease relating to the Shopping Center including, without limitation, the Permitted Use; and (iii) that there shall be no disruption in any Tenant mix or Tenant balance in the Shopping Center. If Tenant or the trustee does not cure existing Defaults and provide such assurances of future performance within sixty (60) days after there has been an order for relief pursuant to the Bankruptcy
Code, this Lease shall be deemed rejected, and Landlord shall have no further liability hereunder to Tenant or any person claiming through or under Tenant and, if Tenant or any such person is in possession. Tenant or any such person shall forthwith quit and surrender the premises to Landlord.

Section 10.3   Attorneys' Fees.  In the event that
either party hereto commences an action related to this Lease, the prevailing party shall be entitled to recover from the other party all of its costs and expenses incurred therein, including, without limitation, reasonable attorneys' fees and disbursements. If either party hereto is, without fault on its own part, made a party to any action instituted by or against the other party to this Lease due to such other party's fault, such other party shall indemnify the party innocently involved and defend and hold it harmless against and from all such costs and expenses incurred therein including, without limitation, reasonable attorneys' fees and disbursements.

Section 10.4   Agreement to Arbitrate.  Any
controversy, dispute or claim under, arising out of, in connection with or in relation to this Lease, including but not limited to the negotiation, execution, interpretation, construction, coverage, scope, performance, non-performance, breach, termination, validity or enforceability of this Lease or any provision hereof shall be determined by arbitration conducted in accordance with the Commercial Arbitration
Rules or then existing rules for commercial arbitration of the American Arbitration Association. The arbitration shall additionally be governed by the California Arbitration Act. The arbitration shall be conducted in a location in San Bernardino County and shall be before a single arbitrator who shall be selected by mutual agreement of the parties from among a list of seven potential arbitrators provided by the American Arbitration Association. If the parties cannot agree on an arbitrator from this first list, the parties hereto shall select an arbitrator for such arbitration from a second list of seven potential arbitrators provided by the American Arbitration
Association with each party alternately striking names, with the last name remaining to be the arbitrator so selected. In the event that either party seeks a temporary restraining order, preliminary injunction or other provisional relief, the provisions of Section
1281.8 of the California Code of Civil Procedure shall apply. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties to the maximum extent permitted by law. Judgment upon any award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The parties intend that this Article shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Agreement.

Section 10.5   No Set-off/Counterclaims.  Tenant
shall pay all Rent due hereunder, free of any charges, assessments, impositions or deductions and without abatement, deferral, reduction, set-off, counterclaim, defense or deduction except as permitted under the express terms of this Lease or the Asset Purchase
Agreement. Tenant shall not interpose any counterclaim(s) in any action brought by Landlord based, in whole or in part, on Tenant's failure to pay
Rent; provided, however, that, the foregoing to the contrary notwithstanding: (i) Tenant may interpose any counterclaim deemed "compulsory" under applicable court rules of civil procedure; (ii) Tenant shall be permitted to bring a separate action against Landlord based on any claim which Tenant is prohibited by this Lease from asserting as a set-off or counterclaim; and
(iii) Tenant may bring actions and assert defenses, setoffs and counterclaims permitted to be brought or asserted against Landlord in accordance with the terms of the Asset Purchase Agreement.


Section 10.6   Right of Redemption.  Tenant hereby
waives, for itself and all persons claiming by, through or under Tenant, any right of redemption or for the restoration of the operation of this Lease under any present or future law in the event Landlord shall obtain possession of the Premises.

Section 10.7   No Waiver.  No receipt of monies by
Landlord from Tenant after the termination or cancellation of this Lease in any lawful manner shall reinstate the Term of this Lease, or operate as a waiver of the right of Landlord to enforce the payment of Rent then due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper suit, action, proceeding or remedy; it being agreed that, after the termination or cancellation of this Lease, or after a final order or judgment for the possession of the Premises, Landlord may demand, receive and collect any monies due, without in any manner affecting such notice, proceeding, suit, action, order or judgment; and any and all such monies collected shall be deemed to be payment on account of the use and occupation or Tenant's liability hereunder.

Section 10.8   Unperformed Covenants of Landlord May
Be Performed By Tenant. If Landlord shall fail to perform any of the terms, provisions, covenants or conditions to be performed or complied with by Landlord pursuant to this Lease, or if Landlord should fail to make any payment which Landlord agrees to make, and any such failure shall, if it relates to a matter which is not of any emergency nature, remain uncured for a period of thirty (30) days after Tenant shall have served upon Landlord notice of such failure, or for a period of twenty-four (24) hours after service of such notice, if in Tenant's judgment reasonably exercised such failure related to a matter which is of an emergency nature, then Tenant may at Tenant's option, at any time prior to commencement of Landlord's acting to cure such failure and thereafter if Landlord fails to diligently perform the curing of such failure, perform any such term, provision, covenant or condition or to make any such payment, as Landlord's agent, and in Tenant's sole discretion as to the necessity therefor, and Tenant shall not be liable or responsible for any loss or damage resulting to Landlord or anyone holding under Landlord on account thereof. The full amount of the cost and expense entailed, or payment so made, shall immediately be owing and payable by Landlord to Tenant. The option given in this Section is for the sole protection of Tenant, and its existence shall not release Landlord from the obligation to perform the terms, provisions, covenants and conditions herein provided to be performed by Landlord or deprive
Tenant of any legal rights which it may have by reason of any such default by Landlord.

ARTICLE XI
[INTENTIONALLY OMITTED]

ARTICLE XII
STORE CLOSING

Landlord acknowledges Tenant's intent to close the department store to be operated on the Premises during the month of January, 1999. The "Permitted Use" includes the right to operate the Premises as a discount or outlet store, and to conduct "close-out" and "going out of business" sales on the Premises (so long as such use complies with applicable law).
Landlord hereby agrees to indemnify, defend (using counsel mutually approved by Tenant and Landlord or Landlord's insurer) and hold Tenant harmless from and against any loss, liability, suit, claim or demand whatsoever arising out of any party's contention that closing of the store violates any agreement or obligation binding on Landlord or Tenant, including, without limitation, any such claim brought under the REA or any covenants, conditions or restrictions applicable to the Premises.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

Section 13.1   Notices.
               (a)  Any notice, demand, request,
approval, consent or other instrument (collectively, a "Notice") which may be, or is required to be, given under this Lease shall be in writing and given by hand or sent by United States certified or registered mail, return receipt requested, postage prepaid, or by an overnight nationally recognized courier service, addressed to Landlord at the address herein first given with a copy to: McPeters McAlearny Shimoff & Hatt, 4
West Redlands Boulevard, P.O. Box 2084, Redlands, CA
92373-0661 Attn: Thomas H. McPeters, Esq., or to such other address as Landlord may from time to time designate to Tenant by notice in accordance with this Section, and to Tenant at the Premises and to Tenant's address herein first given Attention: Law Department, or to such other address as Tenant may from time to time designate to Landlord by notice in accordance with this Section. All Notices shall be deemed given or served three (3) business days after the date of registration or certification by the postal authorities, if mailed, or upon receipt, if sent by overnight courier or delivered in person.
               (b)  Any notice which may or shall
be given under this Lease by Landlord may be given by Landlord, by any employee of Landlord, by any attorney representing Landlord, by any management company operating the Shopping Center on behalf of Landlord or any employee of, or attorney retained by, said management company, and all notices from any of the foregoing shall be as effective as if given by Landlord itself.
               (c)  Any Notice with respect to any
assignment, alleged default, termination or other material issue given to Landlord shall also be given to each mortgagee of Landlord's interest in the Shopping
Center, the name and address of which mortgagee
Landlord has previously given Tenant written notice.

Section 13.2   Brokers.  Landlord and Tenant each
warrants and represents to the other party hereto that it has not dealt with any broker in negotiating or consummating this Lease, and Landlord and Tenant each hereby agrees to indemnify, defend and hold harmless the other party hereto against and from any and all claims losses or liabilities as a result of any inaccuracy in the foregoing representation. This
Section shall survive the Term of this Lease.

Section 13.3   Subordination of Lease.
               (a)  This Lease is subordinate to
the lien of all mortgages, deeds of trust and security instruments (collectively, "Mortgages"), and to all ground leases, easement agreements and operating agreements now covering or affecting all or any part of the Shopping Center, including, without limitation, the REA, and to all modifications, consolidations, renewals, replacements and extensions of any of the foregoing. Landlord hereby represents and warrants that there are no Mortgages in effect with respect to the Shopping Center or the Premises except as specifically set forth in Exhibit G attached hereto and made a part hereof, nor are there any REAs affecting the Shopping Center or Tenant's rights under this Lease except as set forth in Exhibit D attached hereto and made a part hereof. Landlord shall exercise best efforts to obtain from each mortgagee under a Mortgage listed on Exhibit G a nondisturbance agreement in the form of the "SNDA" attached to the Asset Purchase
Agreement.
               (b)  Subject to the terms of any
nondisturbance agreement entered into by Tenant, should any mortgagee under a Mortgage succeed to Landlord's interest in this Lease, Tenant shall, upon demand, attorn to and recognize such mortgagee as Landlord under this Lease. In the event of a sale or assignment of Landlord's interest in this Lease or the Premises, Tenant shall attorn to and recognize such purchaser or assignee as Landlord under this Lease without further act by Landlord or such purchaser or assignee.

Section 13.4   Unavoidable Delays.  In the event
that either party shall be delayed or hindered in, or prevented from, the performance of any work, service or other act required under this Lease to be performed by such party and such delay or hindrance is due to: (i) strikes, lockouts, or other labor disputes; (ii) inability to obtain labor or materials or reasonable substitutes therefor; or, (iii) acts of God, governmental restrictions, enemy act, civil commotion, unavoidable fire or other casualty, or other causes of a like nature beyond the control of the party so delayed or hindered (collectively, "Unavoidable
Delays"), then performance of such work, service or other act shall be excused for the period of such delay and the period for the performance of such work, service or other act shall be extended by a period equivalent to the period of such delay. In no event shall any such delay constitute a termination or extension of this Lease. The provisions of this Section shall not operate to excuse Tenant from the timely payment of Rent.

Section 13.5   Estoppel Certificates.  Upon ten (10)
business days prior written request therefor by Landlord or Tenant from time to time, each party agrees to execute and to deliver to the requesting party, or to such other addressee or addressees as the requesting party may designate, a written statement certifying that: (i) this Lease is in full force and effect and unmodified, or describing any modification; (ii) that there are no defenses or offsets against the enforcement of this Lease, or stating with particularity defenses or offsets claimed; stating the date to which Rent has been paid; and (iv) stating the Term Commencement Date and the date this Lease expires.

Section 13.6   Relationship of Parties.  Nothing
contained in this Lease shall be deemed or construed as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computing Rent nor any other provision contained herein nor any acts of the parties hereto shall be deemed to create any relationship between the parties other than that of Landlord and Tenant.

Section 13.7   Governing Law; Jurisdiction.
               (a)  Governing Law.  This Lease, the
legal relations between the parties and any Action
(defined below), whether contractual or
non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Lease, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Lease, shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed as a matter of controlling law by the law of the jurisdiction of incorporation of the Tenant.
               (b)  Jurisdiction.  Each party
hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service of process pursuant to the laws of the State of California and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with this Lease or any related document or obligation. Each party further irrevocably designates and appoints the individual identified in or pursuant to Section 13.1 hereof to receive notices on its behalf, as its agent to receive on its behalf service of all process in any such Action before any body, such service being hereby acknowledged to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to each party at its address provided in Section 13.1; provided that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of the service of such process. If any agent so appointed refuses to accept service, the designating party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address provided in Section 13.1. Each party hereby acknowledges that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law.
               (c)  As used in this Section 13.7,
"Action" shall mean any action, complaint, petition, investigation suit or other proceeding before any arbitrator or any other governing body or entity having appropriate jurisdiction.
Section 13.8   Interpretation.  The neuter, feminine
or masculine pronoun when used herein shall each include each of the other genders and the use of the singular shall include the plural. In the event of any conflict between the terms of this Lease, and the terms of the Asset Purchase Agreement (including any related agreements entered into by Landlord and Tenant), the terms of the Asset Purchase Agreement shall prevail over any contrary term of this Lease.

Section 13.9   Captions.  The captions of Articles
and Sections contained in this Lease are for convenient reference only and shall not be deemed or construed as in any manner limiting or amplifying the terms and provisions hereof.

 Section 13.10 Partial Invalidity. If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be determined to be invalid or unenforceable by a court of competent jurisdiction, then the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

Section 13.11  Waivers.  The waiver by Landlord of
any breach of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition contained in this Lease. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease or of any right of Landlord to a forfeiture of the Lease by reason of such breach, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No term, covenant or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing and signed by Landlord.

Section 13.12  Accord and Satisfaction.  No payment
by Tenant, or receipt by Landlord, of a lesser amount than the Rent payment due under this Lease shall be deemed or construed to be other than a payment or receipt on account of the earliest Rent due. Neither the endorsement or statement on any check nor the receipt or negotiation of any such check by Landlord, shall be deemed or construed to be an accord and satisfaction.

Section 13.13  Counterparts.  This Lease may be
executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Section 13.14  Entire Agreement.  This Lease and the
Asset Purchase Agreement incorporate all undertakings between the parties hereto with respect to Tenant's lease of the Premises. Tenant hereby acknowledges that neither Landlord nor Landlord's employees, agents or contractors have made any representations or promises to Tenant with regard to the Premises or the Shopping
Center or this Lease that have not been expressly stated in this Lease and, therefore, Tenant hereby waives any and all claims against, or liability of, Landlord and Landlord's employees, agents, and contractors based thereon. Landlord hereby acknowledges that Tenant and its employees and officers have made no representations or promises with regard to Tenant's operations, sales figures or methods of doing business or any other matter except as expressly contained in this Lease, and Landlord, therefore, hereby waives any claim with respect thereto or based thereon.

Section 13.15  Successors and Assigns.  This Lease
and each of the terms and conditions hereof shall inure to the benefit of, and be binding upon, Landlord, and Landlord's heirs, executors, administrators, successors and assigns. This Lease and each of the terms and conditions hereof shall also be binding upon Tenant, and Tenant's heirs, executors, administrators, successors and assigns and shall inure to the benefit of Tenant and only such assigns of Tenant to whom the assignment by Tenant has been made and consented to in accordance with the provisions of Article IX of this Lease.

Section 13.16  Survival of Obligations.  All
obligations of each party which by their nature involve performance after the end of the Term, or which cannot be ascertained or have been fully performed until after the end of the Term, shall survive the expiration or earlier termination of this Lease.

Section 13.17  Submission of Lease.  Submission of
this Lease by one party to the other for examination or execution does not constitute an offer made, or an option granted, to enter into this Lease.

Section 13.18  Memorandum of Lease.  Landlord and
Tenant agree to execute a memorandum of this Lease, which memorandum shall be substantially in the form attached hereto as Exhibit F and shall be recorded in the applicable real property records as soon as possible after the date of this Lease.

Section 13.19  Attachments.  Attached hereto and
made a part of this Lease are the following:  Exhibits
A-G, inclusive.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this Lease as of the date first above written.

LANDLORD:
EL CORTE INGLES, S.A.

By: /s/ JORGE PONT
Its:    INTERNATIONAL DIVISION DIRECTOR



TENANT:
GOTTSCHALKS INC.

By: /s/ JAMES FAMALETTE
Its:    PRESIDENT

EXHIBIT A
LEGAL DESCRIPTION OF SHOPPING CENTER

EXHIBIT B
SITE PLAN OF SHOPPING CENTER

EXHIBIT C
LEGAL DESCRIPTION OF PREMISES

EXHIBIT D
SCHEDULE OF REA AND RELATED AGREEMENTS

EXHIBIT E
[INTENTIONALLY OMITTED]

EXHIBIT F
FORM OF MEMORANDUM OF LEASE
Recording Requested By And
When Recorded Return To:
Gottschalks Inc.
7 River Park Place East
Fresno, California 93720
Attention:  General Counsel
________________________________________________________________
MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (this "Memorandum"), dated as of August 20, 1998, is entered into by and between El
Corte Ingles, S.A., a Spanish corporation ("Landlord"), and Gottschalks Inc., a Delaware corporation
("Tenant"). Landlord and Tenant have entered into that certain Store Lease Agreement dated as of Augus 20, 1998 (the "Store Lease"), pursuant to which Landlord demised and leased to Tenant and Tenant hired from Landlord the Premises as more particularly described in the Lease (the "Premises"), which Premises are located on the real property described in Exhibit A attached hereto and made a part hereof.

LANDLORD AND TENANT AGREE AS FOLLOWS:

1. For and in consideration of the rental reserved and of the mutual covenants, agreements and conditions set forth in that certain Store Lease, Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord, upon all terms and conditions set forth in the Store Lease, the Premises. The term of the Lease commences on August 20, 1998 and expires on January 30, 1999.
2. This Memorandum has been prepared to provide notice that the Premises are subject to the terms and conditions of the Store Lease, which terms are hereby incorporated into this Memorandum by this reference.
In no event shall the terms of this Memorandum be deemed to modify, amend, limit or otherwise affect the terms and conditions of the Store Lease. In the event of any inconsistency between the terms of this Memorandum and the terms of the Store Lease, the terms of the Store Lease shall control.
IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this Memorandum as of the date first written above.

LANDLORD:

EL CORTE INGLES, S.A.

By:  /s/ JORGE PONT
Its:     INTERNATIONAL DIVISION DIRECTOR

TENANT:

GOTTSCHALKS INC.

By:  /s/ JAMES FAMALETTE
Its:     PRESIDENT

EXHIBIT A
Description of Real Property

EXHIBIT G

SCHEDULE OF EXISTING MORTGAGES

A.   Current preliminary title report:
Title Company:
Date of report:
Order No.:
B.   Existing Mortgages: